CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


James E. Slayton, CPA

2858 WEST MARKET STREET
SUITE C
AKRON, OHIO 44333


To Whom It May Concern:                                     May 29,  2001

     The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 2000, on the Financial Statements of BUCKTV.COM, Inc. for the filing of the company's S-8 filing dated June 1, 2001 with the U. S. Securities and Exchange Commission.

Professionally,



/s/
---------------------------
James E. Slayton, CPA
Ohio License ID # 04-1-15582

May 29, 2001

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